List of Subsidiaries

         Corporation                                       State

Memorial Service Life Insurance Company                     Texas
         Lincoln Memorial Life Insurance Company
         (formerly known as World Service Life
                Insurance Company of America)               Alabama
Wise & Associates, Inc.                                     Missouri
NPS Forever , Inc.                                          Missouri
Forever Network, Inc                                        Missouri
         Mason Securities Association, Inc                  Missouri
         Forever Memorial, Inc                              Missouri
         Dartmont Investment, Inc                           Delaware
         BDC Properties, Inc                                Missouri
         MT.Washington  Forever, LLC                        Missouri